                                                                                                        Exhibit 99(d)

                                                CONSOLIDATED STATEMENTS OF INCOME


                                                                                    FISCAL YEAR ENDED
                                                                 ------------------------------------------------------
                                                                   MARCH 25, 1994     MARCH 26, 1993     MARCH 27, 1992
(In thousands, except share and per share amounts)
REVENUES
   Underwriting and investment banking . . . . . . . .                $  64,008          $  42,731          $  29,624
   Principal transactions  . . . . . . . . . . . . . .                   51,769             59,584             44,372
   Commissions . . . . . . . . . . . . . . . . . . . .                   53,305             40,184             30,377
   Investment management fees  . . . . . . . . . . . .                   14,542             12,320              7,061
   Interest and dividends  . . . . . . . . . . . . . .                   15,330             13,850             14,817
   Other . . . . . . . . . . . . . . . . . . . . . . .                    5,726              5,148              1,812
                                                                     ----------------------------------------------------
                                                                        204,680            173,817            128,063
                                                                     ----------------------------------------------------
EXPENSES
   Employee compensation and benefits  . . . . . . . .                  116,832             99,525             70,589
   Interest  . . . . . . . . . . . . . . . . . . . . .                    9,297              7,699              9,545
   Communications  . . . . . . . . . . . . . . . . . .                   10,919              9,704              7,810
   Occupancy and equipment . . . . . . . . . . . . . .                   11,481              9,708              7,458
   Promotion and development . . . . . . . . . . . . .                    7,325              6,709              4,182
   Floor brokerage and clearance . . . . . . . . . . .                    2,904              2,826              2,489
   Taxes, other than income taxes  . . . . . . . . . .                    5,134              4,316              3,607
   Other operating expenses  . . . . . . . . . . . . .                    6,100              8,630              5,307
                                                                      ---------------------------------------------------
                                                                        169,992            149,117            110,987
                                                                      ---------------------------------------------------
Income before income taxes  . . . . . . . . . . . .                      34,688             24,700             17,076

Provision for income taxes. . . . . . . . . . . . .                      13,100              8,650              6,180
                                                                      ---------------------------------------------------
Net income. . . . . . . . . . . . . . . . . . . . .                   $  21,588          $  16,050          $  10,896
                                                                      ===================================================
Income per share
   Primary . . . . . . . . . . . . . . . . . . . . . .                $    2.38          $    1.92          $    1.48
   Fully diluted   . . . . . . . . . . . . . . . . . .                $    2.28          $    1.76          $    1.36

Average number of shares and share equivalents outstanding            9,076,000          8,377,000          7,381,000


See Notes to Consolidated Financial Statements.

                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                           MARCH 25, 1994                    MARCH 26, 1993
                                                                        -----------------------------------------------------
(In thousands, except share and per share amounts)

ASSETS
   Cash and cash equivalents....................................               $    6,765                        $    7,482
   Receivable from customers....................................                  124,294                            84,235
   Receivable from brokers and dealers..........................                   30,915                            36,644
   Securities purchased under agreements to resell..............                  216,263                           185,149
   Securities owned.............................................                  152,690                           161,921
   Other receivables............................................                   12,087                            11,628
   Furniture, equipment, and leasehold improvements, at cost,...
     less accumulated depreciation and amortization of $15,304..
     at March 25, 1994, and $12,102 at March 26, 1993...........                    9,987                            10,274
   Other assets.................................................                   37,577                            31,609
                                                                               ---------------------------------------------
                                                                               $  590,578                        $  528,942
                                                                              ==============================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Short-term borrowings........................................               $   90,731                        $   98,053
   Payable to customers.........................................                   28,220                            18,164
   Payable to brokers and dealers...............................                   23,527                             6,509
   Securities sold under agreements to repurchase...............                  198,730                           206,537
   Securities sold but not yet purchased........................                   64,644                            42,219
   Accrued compensation and profit sharing contribution.........                   24,586                            21,050
   Accounts payable, accrued expenses, and other liabilities....                   27,735                            20,428
   Long-term borrowings.........................................                   25,000                            38,055
                                                                             -----------------------------------------------
                                                                                  483,173                           451,015

Commitments and Contingencies

Stockholders' Equity
    Preferred Stock, without par value; authorized 200,000 shares;
      none issued
    Common Stock, par value $1.00 per share; 15,000,000 shares
      authorized; (11,176,129 and 9,841,897 shares issued, respectively)           11,176                             8,202
    Additional paid-in capital...................................                  44,916                            31,120
    Retained earnings............................................                  66,239                            47,199
                                                                             -----------------------------------------------
                                                                                  122,331                            86,521
    Less treasury stock, at cost -
      1,915,138 shares at March 25, 1994, and
      1,558,859 shares at March 26, 1993.........................                 (14,926)                           (8,594)
                                                                             -----------------------------------------------
                                                                                  107,405                            77,927
                                                                             -----------------------------------------------
                                                                               $  590,578                        $  528,942
                                                                             ===============================================

See Notes to Consolidated Financial Statements.

                                     - 58 -

                                                       CONSOLIDATED STATEMENTS OF
                                                    CHANGES IN STOCKHOLDERS' EQUITY
                                                                                    ADDITIONAL
                                                                           COMMON     PAID-IN   RETAINED    TREASURY
                                                                            STOCK     CAPITAL   EARNINGS      STOCK
(In thousands, except share and per share amounts)                        -------------------------------------------
BALANCE AT MARCH 29, 1991 ............................................     $ 6,550    $17,174    $23,995    $  (9,207)
Net income for the fiscal year .......................................                            10,896
Purchase of 18,053 shares of treasury stock, at cost .................                                           (130)
Issuance of 77,051 shares of treasury stock
    to satisfy exercise of stock options .............................                    202                     423
Issuance of 1,871,242 shares of common stock
    to shareholders of Gradison & Company, Incorporated ..............       1,559     12,644
Cash dividends, $.167 per share ......................................                            (1,183)
                                                                           ------------------------------------------
BALANCE AT MARCH 27, 1992 ............................................       8,109     30,020     33,708       (8,914)
Net income for the fiscal year .......................................                            16,050
Purchase of 2,400 shares of treasury stock, at cost ..................                                            (28)
Issuance of 63,792 shares of treasury stock
    to satisfy exercise of stock options .............................                    157                     348
Issuance of 110,656 shares of common stock ...........................          93        943
Cash dividends, $.312 per share ......................................                            (2,559)
                                                                           ------------------------------------------
BALANCE AT MARCH 26, 1993 ............................................       8,202     31,120     47,199       (8,594)
Net income for the fiscal year .......................................                            21,588
Purchase of 496,509 shares of treasury stock, at cost ................                                         (7,259)
Issuance of 140,230 shares of treasury stock
    to satisfy exercise of stock options .............................                     96                     927
Issuance of 270,201 shares of common stock ...........................         241      3,838
Issuance of common stock to satisfy 20% stock dividend ...............       1,681     (1,681)
Issuance of 1,064,031 shares of common stock because of
    conversion of 8% convertible subordinated debentures .............       1,052     11,543
Cash dividends, $.275 per share ......................................                            (2,548)
                                                                           ------------------------------------------
BALANCE AT MARCH 25, 1994 ............................................     $11,176    $44,916    $66,239     $(14,926)
                                                                           ==========================================


See Notes to Consolidated Financial Statements.

                                                         - 59 -

                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                          FISCAL YEAR ENDED
                                                                          --------------------------------------------------
(In thousands)                                                            MARCH 25, 1994    MARCH 26, 1993    MARCH 27, 1992
OPERATING ACTIVITIES:
  Net Income                                                                 $  21,588        $    16,050        $  10,896
  Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
      Depreciation and amortization                                              4,083              3,506            2,455
      Deferred compensation                                                        298                205              293
      Deferred income taxes                                                     (2,219)            (1,569)            (549)
      Changes in operating assets and liabilities, net of
        effects in fiscal 1992 from purchase of
        Gradison & Company, Incorporated:
          Increase in receivable from customers                                (40,059)           (25,002)         (21,915)
          (Increase) decrease in receivable from brokers
            and dealers                                                          5,729            (13,715)           1,790
          (Increase) decrease in securities owned                                9,231            (19,973)         (58,936)
          Increase in other receivables                                           (459)            (2,894)          (1,056)
          Increase (decrease) in payable to customers                           10,056              1,296           (6,025)
          Increase (decrease) in payable to brokers and dealers                 17,018              3,466           (5,980)
          Increase in securities sold but not yet purchased                     22,425              3,758            8,098
          Increase in accrued compensation and profit sharing
            contribution                                                         7,353              2,710            9,736
          Increase in accounts payable, accrued expenses
            and other liabilities                                                7,009              7,033              869
                                                                             ---------------------------------------------
          Net cash provided by (used for) operating activities                  62,053            (25,129)         (60,324)

INVESTING ACTIVITIES:
  Purchase of furniture, equipment, and leasehold improvements                  (3,272)            (5,118)          (3,326)
  (Increase) decrease in other assets                                           (4,273)             1,755            3,194
  Cash portion of purchase price of Gradison & Company,
    Incorporated, net of cash acquired                                                                              (3,596)
                                                                             ---------------------------------------------
           Net cash provided by (used for) investing activities                 (7,545)            (3,363)          (3,728)

FINANCING ACTIVITIES:
  Increase in securities purchased under agreements to resell                  (31,114)          (138,096)         (14,362)
  Increase (decrease) in short-term borrowings                                  (7,322)           (15,418)          64,011
  Increase (decrease) in securities sold under agreements
    to repurchase                                                               (7,807)           164,132           16,087
  Proceeds from issuance of subordinated notes                                                     25,000
  Cash dividends                                                                (2,548)            (2,559)          (1,183)
  Purchase of treasury stock                                                    (7,259)               (28)            (130)
  Proceeds from issuance of treasury stock                                       1,023                505              625
  Redemption of convertible subordinated debentures                               (198)
                                                                             ---------------------------------------------
           Net cash provided by (used for) financing  activities               (55,225)            33,536           65,048
  Increase (decrease) in cash and cash equivalents                                (717)             5,044              996
  Cash and cash equivalents at beginning of fiscal year                          7,482              2,438            1,442
                                                                             ---------------------------------------------
  Cash and cash equivalents at end of fiscal year                            $   6,765        $     7,482        $   2,438
                                                                             =============================================

See Notes to Consolidated Financial Statements

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of McDonald & Company Investments, Inc., and its subsidiaries, collectively referred to as the "Company." All significant intercompany accounts and transactions are eliminated in consolidation.

The Company's fiscal year is the 52- or 53-week period ending on the last Friday in March.

The Company, through its principal subsidiary, McDonald & Company Securities, Inc. ("McDonald Securities"), is engaged in the business of a securities broker and dealer, which is comprised of several classes of service, such as underwriting and investment banking, principal and agency transactions, and investment advisory services.

Substantially all of the Company's financial assets and liabilities are carried at market value or at amounts which, because of the short-term nature of the financial instruments, approximate current fair value. The market value of the Company's long-term borrowings, estimated based on current interest rates, does not differ significantly from the amount recorded at March 25, 1994.

Cash and cash equivalents represent cash in banks and excess cash invested with banks overnight in short-term instruments.

Repurchase and resale agreements are treated as financing transactions and are carried at the amounts at which the securities will be reacquired or resold as specified in the respective agreements. It is the Company's policy to obtain possession of collateral. Where considered necessary, the Company requires a deposit of additional collateral or a reduction of securities positions.

Securities owned and securities sold, but not yet purchased, are carried at market value, and unrealized gains and losses are included in revenues from principal transactions.

Securities transactions and related commission revenue and expense are recorded on the settlement date basis. Settlement date is generally the fifth business day following the trade date. The effect on the financial statements of using the settlement date basis, rather than the trade-date basis, is not material.

Investment banking revenue (other than underwriting revenue) and investment management fees are recorded as the income is earned and the related services are performed. Underwriting revenue is recorded upon completion of the underwriting.

Furniture and equipment are depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are amortized on the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter.

                        RECENT ACCOUNTING PRONOUNCEMENTS

During the fiscal year ended March 25, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" (FAS No. 109). The cumulative effect of adopting FAS No. 109 was not significant to the results of operations for the fiscal year ended March 25, 1994. Income tax expense for prior years' financial statements has not been restated.

The Company provides certain health care benefits under its medical plan to certain eligible retirees who elect to participate in the plan. During the fiscal year ended March 25, 1994, the Company adopted FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (FAS No. 106). The statement requires accrual of the expected cost of such benefits during employee service periods. The initial transition obligation can be immediately recognized, or alternatively, amortized over a maximum of 20 years. The Company is amortizing its initial transition obligation of approximately $1,000,000 over a period of 20 years. The adoption of FAS No. 106 was not material to the Company's financial position or results of operations. The amount of the expense recorded for FAS No. 106 was $188,000 in fiscal 1994.

In November 1992, the FASB issued statement No. 112, "Employers' Accounting for Post-Employment Benefits Other than Pensions" (FAS No. 112). The Company expects to adopt the provisions of FAS No. 112 for the Company's fiscal year ending in March 1995, and does not expect the statement to have a significant effect on the Company's financial position or results of operations.

                                NOTE B - MERGER

On October 4, 1991, the Company completed the merger with Gradison & Company, Incorporated ("Gradison"), a regional, full-service brokerage and investment advisory firm located in Cincinnati, Ohio. In connection with the merger, shareholders of Gradison received 1,871,242 shares of Common Stock valued at $14,203,000 and cash of $8,520,000. The difference between the cost and the fair value of the net assets acquired was $14,040,000 and is being amortized on the straight-line basis over a period of 25 years. The merger was accounted for as a purchase and, therefore, the results of operations of Gradison were included in the financial statements of the Company subsequent to October 4, 1991.

      NOTE C - SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED

Securities owned and securities sold, but not yet purchased, consist of the following:

                                                             MARCH 25, 1994            MARCH 26, 1993
(In thousands)                                               ----------------------------------------
Securities owned
    State and municipal obligations   . . . . . . . .           $ 10,817                  $ 12,676
    Corporate stocks  . . . . . . . . . . . . . . .               11,278                    19,226
    Corporate obligations   . . . . . . . . . . . .               82,837                    73,645
    U.S. Government obligations and
        mortgage-backed securities  . . . . . . . .               47,550                    47,170
    Other   . . . . . . . . . . . . . . . . . . .                    208                     9,204
                                                                ----------------------------------
                                                                $152,690                  $161,921
                                                                ==================================
Securities sold but not yet purchased
    Corporate stocks  . . . . . . . . . . . . . . . .           $  7,539                  $ 15,335
    U.S. Government obligations   . . . . . . . . .               52,500                    15,042
    Other   . . . . . . . . . . . . . . . . . . . .                4,605                    11,842
                                                                ----------------------------------
                                                                $ 64,644                  $ 42,219
                                                                ==================================

                         NOTE D - SHORT TERM BORROWINGS

Short-term borrowings include the following:
                               MARCH 25, 1994      MARCH 26, 1993
                               ----------------------------------
    (In thousands)
Secured bank loans             $ 33,815                  $ 77,326
Unsecured bank loans             56,916                    20,727
                               ----------------------------------
                               $ 90,731                  $ 98,053
                               ==================================

Short-term borrowings are bank loans payable on demand at rates ranging from 3.98% to 5.75% at March 25, 1994. The secured loans were collateralized by customer-owned securities with a market value of $20,818,000 and firm-owned securities with a market value of $83,364,000 at March 25, 1994. At March 26, 1993, the secured loans were collateralized by customer-owned securities with a market value of $47,606,000 and firm-owned securities with a market value of $62,253,000.

McDonald Securities had total lines of credit of $318,000,000 at March 25, 1994, under which a maximum of $130,000,000 could be borrowed on an unsecured basis. There were no compensating balance requirements associated with these lines of credit.

Securities sold under agreements to repurchase bear interest at rates ranging from 3.24% to 3.75% and are collateralized by firm-owned securities with a market value of $34,263,000 and securities purchased under agreements to resell with a market value of $162,319,000 at March 25, 1994.

                         NOTE E - LONG-TERM BORROWINGS
McDonald Securities has outstanding $25,000,000 in aggregate principal amount of 8.24% Subordinated Notes due January 15, 2002. McDonald Securities is required to prepay principal amounts of $5,000,000 on January 15 in each year beginning in 1998. The notes are subordinated in right of payment to all senior indebtedness of McDonald Securities. The principal amount of the notes has been approved by the New York Stock Exchange, Inc., for inclusion in the regulatory capital of McDonald Securities (See Note I).

As of March 26, 1993, the Company had outstanding $13,055,000 of 8% convertible subordinated debentures ("debentures") due March 1, 2011. The debentures were convertible at any time prior to maturity, unless previously redeemed, at a conversion price of $12.08 per share. The debentures were redeemable at the option of the Company at any time at 102.4% if redeemed prior to March 1, 1994, and, thereafter, at prices declining to par on or after March 1, 1996, plus accrued interest. During the fiscal year ended March 25, 1994, the Company redeemed $197,000 aggregate principal amount of debentures at a price of 102.4% of the principal amount, plus accrued interest for a total cash payment of $204,310. During the fiscal year ended March 25, 1994, $12,858,000 principal amount of debentures was converted into 1,064,031 shares of the Company's Common Stock at a conversion price of $12.08 per share.

Total interest paid was $9,171,000 for the fiscal year ended March 25, 1994, $7,470,000 for the fiscal year ended March 26, 1993, and $9,466,000 for the fiscal year ended March 27, 1992.

                             NOTE F - INCOME TAXES

The provision for income taxes consists of the following:
                                                                                    FISCAL YEAR ENDED
                                                                  --------------------------------------------------------
                                                                  MARCH 25, 1994       MARCH 26, 1993       MARCH 27, 1992
(In thousands)
Federal
    Current   . . . . . . . . . . . . . . . . . . . . . .             $14,399             $  9,769             $  6,559
    Deferred  . . . . . . . . . . . . . . . . . . . . . .              (2,219)              (1,569)                (549)
                                                                      -------------------------------------------------
                                                                       12,180                8,200                6,010
State and local   . . . . . . . . . . . . . . . . . .                     920                  450                  170
                                                                      -------------------------------------------------
                                                                      $13,100             $  8,650             $  6,180
                                                                      =================================================


The deferred income tax benefit consists of the following:
                                                                                      FISCAL YEAR ENDED
                                                                  --------------------------------------------------------
                                                                  MARCH 25, 1994       MARCH 26, 1993       MARCH 27, 1992
(In thousands)
Depreciation and amortization  . . . . . . . . . . . .              $    57              $    50               $   (57)
Employee compensation accruals . . . . . . . . . .                     (861)                (396)                   17
Litigation and other reserves  . . . . . . . . . . .                 (1,090)              (1,141)                 (502)
Other-net  . . . . . . . . . . . . . . . . . . . .                     (325)                 (82)                   (7)
                                                                     --------------------------------------------------
Total deferred income tax benefit  . . . . . . . . . .              $(2,219)             $(1,569)              $  (549)
                                                                     ==================================================


The provision for income taxes differs from the amount computed using the federal statutory rates of 35% for the fiscal year ended March 25, 1994, and 34% for the fiscal years ended March 26, 1993, and March 27, 1992, as a result of the following:

                                                                                  FISCAL YEAR ENDED
                                                               ---------------------------------------------------------
                                                               MARCH 25, 1994        MARCH 26, 1993       MARCH 27, 1992
(In thousands)
Expected tax provision at statutory rate  . . . . . . . .        $12,141                 $ 8,398              $ 5,806
Effects of
   Non-taxable interest income  . . . . . . . . . . .               (381)                   (572)                (264)
   Additional provision . . . . . . . . . . . . . . .                322                     129                  314
   Other-net  . . . . . . . . . . . . . . . . . . . .              1,018                     695                  324
                                                                 ------------------------------------------------------
                                                                 $13,100                 $ 8,650              $ 6,180
                                                                 ======================================================

Significant components of the Company's deferred tax assets and liabilities as of March 25, 1994, are as follows:

(In thousands)
Deferred tax assets:
 Amortization . . . . . . . . . . . . . . . . . . . . .     $  647
 Employee compensation accruals . . . . . . . . . . . .      2,917
 Litigation and other reserves  . . . . . . . . . . . .      2,278
 Other  . . . . . . . . . . . . . . . . . . . . . . . .      1,125
                                                            ------
Total deferred tax assets . . . . . . . . . . . . . . .     $6,967
                                                            ------

Deferred tax liabilities:
 Depreciation . . . . . . . . . . . . . . . . . . . . .     $  724
 Other  . . . . . . . . . . . . . . . . . . . . . . . .        364
                                                            ------
Total deferred tax liabilities  . . . . . . . . . . . .     $1,088
                                                            ------
Net deferred tax assets . . . . . . . . . . . . . . . .     $5,879
                                                            ======

Total income taxes paid were $14,070,000 for the fiscal year ended March 25, 1994, $10,780,000 for the fiscal year ended March 26, 1993, and $6,396,000 for the fiscal year ended March 27, 1992.

                           NOTE G - INCOME PER SHARE
Primary income per share is based on the average number of shares and share equivalents outstanding during the fiscal years. Share equivalents represent the effect of shares issuable under the Company's stock option plans. Fully diluted income per share includes, in addition to the above, the effect of the conversion of the Company's 8% convertible subordinated debentures.

On July 27, 1993, the Company declared a 20% stock dividend payable August 20, 1993, to stockholders of record August 10, 1993. All share and per-share information has been restated to reflect the effect of the stock dividend as if it had occurred at the beginning of each period presented.

                     NOTE H - COMMITMENTS AND CONTINGENCIES
The Company has letters of credit for $3,000,000, which are being used to satisfy clearing corporation deposit requirements which approximated $1,689,000 at March 25, 1994. The agreements expire in 1994 and the Company pays fees at 1% per annum.

The Company is a defendant in various lawsuits incidental to its securities business, and in the opinion of management, liability, if any, resulting from such litigation, will not have a material adverse effect on the Company's financial position.

Aggregate commitments under operating leases for office space and equipment in effect as of March 25, 1994, with initial or remaining noncancellable lease terms in excess of one year are approximately $18,322,000 payable as follows:
1995-$5,346,000; 1996-$3,375,000; 1997-$2,923,000; 1998-$2,551,000;
1999-$1,607,000, and thereafter, $2,520,000. Certain of these leases have escalation clauses, based on certain increases in costs incurred by the lessor, and renewal options. The lease on the Company's headquarters office in Cleveland, Ohio, expires April 30, 1995. The Company has signed a letter of intent to enter into a 15-year lease on the headquarters office upon the current lease expiration. Rental expense amounted to $5,429,000 for the fiscal year ended March 25, 1994, $5,154,000 for the fiscal year ended March 26, 1993, and $4,874,000 for the fiscal year ended March 27, 1992.

                       NOTE I - NET CAPITAL REQUIREMENTS

McDonald Securities is subject to the Uniform Net Capital Rule (the "Rule") of the Securities and Exchange Commission and the net capital rules of the New York Stock Exchange, Inc. (the "Exchange"), of which McDonald Securities is a member. McDonald Securities has elected to use the alternative method permitted by the Rule which requires that it maintain minimum net capital, as defined, equal to 2% of aggregate debit balances arising from customer transactions, as defined. The Exchange may require a member firm to reduce its business if its net capital is less than 4% of aggregate debit balances and may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances.

Net capital and aggregate debit balances change from day to day. At March 25, 1994, McDonald Securities' net capital under the Rule was $64,840,000, or 51% of aggregate debit balances, and $62,305,000 in excess of the minimum required net capital.

     NOTE J - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK

In the normal course of business, the Company's activities involve the execution, settlement and financing of various securities transactions. These activities may expose the Company to risk in the event the customer is unable to fulfill its contractual obligations. The Company maintains cash and margin accounts for its customers located throughout the United States, but primarily in the Midwest.

The Company, as a part of its normal brokerage activities, assumes short positions on securities and writes option contracts. The establishment of short positions and written option contracts expose the Company to off-balance sheet risk in the event prices change, as the Company may be obligated to cover such positions at a loss. The Company manages its exposure to these instruments by entering into offsetting or other positions in a variety of financial instruments, including offsetting options and futures contracts. At March 25, 1994, the Company had written option contracts outstanding with a total contractual amount of approximately $1.1 billion, substantially all of which were offset by futures and options contracts and United States government securities owned. At March 25, 1994, the notional amount of futures contracts to sell Eurodollar securities was $175 million. The Company typically settles its positions by entering into equal, but opposite, contracts and, as such, the contract amounts do not necessarily represent future cash requirements.

As a securities broker and dealer, a substantial portion of the Company's transactions are collateralized. The Company's exposure to credit risk associated with the nonperformance in fulfilling contractual obligations pursuant to securities transactions can be impacted directly by volatile trading markets, which may impair the customer's or contra party's ability to satisfy their obligations to the Company. Where considered necessary, the Company requires a deposit of additional collateral, or a reduction of securities positions.

In the normal course of business, the Company enters into underwriting and forward commitments. At March 25, 1994, the Company's commitments included forward-purchase and sale contracts involving mortgage-backed securities and collateralized mortgage obligations with market values of approximately $406 million and $406 million, respectively. Transactions relating to such commitments, which were subsequently settled, had no material effect on financial position.

                        NOTE K - EMPLOYEE BENEFIT PLANS

Prior to January 1, 1993, the Company had profit sharing plans and an employee stock ownership plan covering substantially all employees with at least one year of service. The Company's contributions were determined annually, based on the Company's performance. Effective January 1, 1993, the Company adopted the McDonald & Company Securities, Inc., Retirement Savings Trust and Plan (the McDonald RSP Plan), a 401(k) defined-contribution and profit-sharing plan covering substantially all employees. The former profit sharing plans and the employee stock ownership plan were merged into the McDonald RSP Plan as of January 1, 1993. The Company's contribution expense related to the plans was as follows:

                                                                                  FISCAL YEAR ENDED
                                                               --------------------------------------------------------
                                                               MARCH 25, 1994       MARCH 26, 1993       MARCH 27, 1992
Profit Sharing and 401(k) Plans . . . . . . . . .                $2,000,000            $2,196,000           $1,442,000
Employee Stock Ownership Plan . . . . . . . . . .                  --------               500,000              583,000
                                                                 -----------------------------------------------------
                                                                 $2,000,000            $2,696,000           $2,025,000
                                                                 =====================================================

                NOTE L - STOCK OPTION AND RESTRICTED STOCK PLANS
The Company had authorized 720,000 shares of Common Stock for issuance pursuant to the Company's Stock Option Plan for employees ("the Plan"), which terminated on June 6, 1993. Options outstanding at the time of termination of the Plan continue according to the terms of the Plan. An additional 28,800 shares were authorized for issuance under the Stock Option Plan for Outside Directors. Stock option activity for the fiscal years ended March 25, 1994, March 26, 1993, and March 27, 1992, was as follows:

                                                                                                  STOCK OPTION PLAN
                                                           STOCK OPTION PLAN                    FOR OUTSIDE DIRECTORS
                                                       --------------------------               -----------------------
                                                       NUMBER OF         PRICE                  NUMBER OF        PRICE
                                                        OPTIONS          RANGE                   OPTIONS         RANGE
                                                       ----------------------------------------------------------------
Outstanding at March 29, 1991                            579,774       $4.16-8.12                 14,400          $4.90
Granted during fiscal 1992                                29,400      $3.65-10.00                  4,800          $9.69
Exercised                                                (77,051)      $3.65-8.12
Canceled                                                  (7,442)      $6.15-8.12
                                                         -------                                 -------

Outstanding at March 27, 1992                            524,681      $3.65-10.00                 19,200     $4.90-9.69
Granted during fiscal 1993                                                                         4,800          $8.85
Exercised                                                (63,792)      $4.17-8.12
Canceled                                                  (2,040)      $5.83-7.32                 (4,800)         $4.90
                                                         -------                                 -------

Outstanding at March 26, 1993                            458,849      $3.65-10.00                 19,200     $4.90-9.69
Granted during fiscal 1994                               102,120     $12.60-12.71
Exercised                                               (140,228)      $5.00-8.12
Canceled                                                  (1,075)           $6.14
                                                        --------                                 -------
Outstanding at March 25, 1994                            419,666      $3.65-12.71                 19,200     $4.90-9.69
                                                        ========                                 =======

The options are exercisable over a five-year period from the date of grant and expire 10 years from the date of grant. At March 25, 1994, options to purchase 309,430 shares were exercisable under the Plan. Under the Stock Option Plan for Outside Directors, options to purchase 8,640 shares were exercisable and options for a total of 9,600 shares were available for future grant at March 25, 1994. The Company purchases shares in the open market to provide for the shares delivered pursuant to the exercise of options under the Plans.

The Company has authorized 960,000 shares of Common Stock for issuance pursuant to the Company's 1992 Restricted Stock Bonus Plan. Under the Plan, restricted stock awards may be granted to certain employees. Shares of Common Stock granted under the Plan prior to April 1, 1993, were awarded subject to forfeiture if the employee's employment terminated within two years from the date of award. All shares granted under the Plan are restricted as to sale or transfer for a period of two years from the date of grant. The Company has approximately 380,814 shares of restricted stock included in Common Stock outstanding, which were issued at the fair market value at the date of grant.